Exhibit 99.1
Press Release
TRIDENT MICROSYSTEMS ESTABLISHES
$40 MILLION CREDIT FACILITY WITH BANK OF AMERICA
SUNNYVALE, Calif., Feb. 10, 2011 — Trident Microsystems, Inc. (Nasdaq: TRID), a leader in high-performance semiconductor system solutions for the connected home, today announced that it has established a $40 million three-year credit facility with Bank of America N.A. (acting through its Singapore Branch) as Agent. The company intends to use the asset-based, revolving facility primarily to support its working capital requirements. Currently, there are no loans outstanding under the facility.
Under the terms of the credit agreement, Trident Microsystems (Hong Kong) Ltd., as borrower, may access credit based upon a certain percentage of its eligible accounts receivable outstanding, subject to eligibility criteria, minimum liquidity requirements, certain covenants, limits on borrowing availability, and other terms and conditions as defined in the credit agreement.
Forward-Looking Information
This press release contains forward-looking statements, including statements regarding the company’s ability to access its credit and the expected use of proceeds of the company’s credit facility. These statements are subject to risks and uncertainties and actual results could differ materially from the statements made. These risks and uncertainties include the size and availability of the borrowing base and therefore the amount of credit that is actually available to the company, the company’s ability to maintain adequate liquidity, and its ability to comply with covenants and other requirements of the loan agreement and related documents. Additional factors that may affect Trident’s business are described in detail in Trident’s filings with the Securities and Exchange Commission available at http://www.sec.gov.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, is a leading force in the digital home entertainment market, delivering an extensive range of platform solutions that enhance the consumer experience in the Connected Home. As one of the top-three semiconductor providers to both the TV and set-top box markets, Trident’s solutions can be found in the products of leading OEMs and channel partners worldwide. The company’s extensive IP portfolio of more than 2,000 patents has been driving key innovations in image quality, 3D TV, low power consumption, and 45nm designs. For further information about Trident and its products, please consult the Company’s web site: www.tridentmicro.com.
NOTE: Trident is a trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
TRID-IR
For More Information
John Swenson
Director, Corporate Finance & Investor Relations
Tel: 408-962-8252
Email: john.swenson@tridentmicro.com
Web site: http://www.tridentmicro.com